Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles Missouri 63301 www.americanrailcar.com

News Release

FOR RELEASE: FEBRUARY 13, 2007	CONTACt:	William P. Benac
		Michael Obertop
	PHONE:	636.940.6000

American Railcar Industries, Inc. Announces Note Offering

ST. CHARLES, MO (February 13, 2007) – American Railcar Industries, Inc. (NASDAQ: ARII) (“ARI”) announced today it intends to issue $250,000,000 of senior notes due 2014, in a private offering expected to close in February 2007.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. ARI intends to use the net proceeds for general corporate purposes, including capital expenditures, strategic transactions and working capital. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Forward Looking Statement Disclaimer

This press release contains statements relating to our future business prospects, events and plans that are “forward—looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, the Company’s intention to issue $250,000,000 of senior notes due 2014 (the “notes”) in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. Potential risks and uncertainties include, among other things: the Company’s inability to consummate the issuance of the notes; the cyclical nature of the railcar manufacturing business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components; risks associated with the Company’s capital expenditure projects; the Company’s ability to maintain relationships with its suppliers of railcar components and raw materials; fluctuations in the supply of components and raw materials the Company uses in railcar manufacturing; the highly competitive nature of the railcar manufacturing industry; the risk of further damage to the Company’s primary railcar manufacturing facilities or equipment in Paragould or Marmaduke, Arkansas; the Company’s reliance upon a small number of customers that represent a large percentage of the Company’s revenues; the variable purchase patterns of the Company’s customers and the timing of completion, delivery and acceptance of customer orders; the Company’s dependence on key personnel; the risks of labor shortage in light of the Company’s recent growth; the risk of lack of acceptance of the Company’s new railcar offerings by the Company’s customers; and the additional risk factors described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.